Exhibit 99.n(2)

Report of Independent Registered Public Accounting Firm on Supplemental Information

To the Shareholders and the Board of Trustees of Franklin BSP Private Credit Fund

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the statement of assets and liabilities of Franklin BSP Private Credit Fund (the “Fund”), including the schedule of investments, as of December 31, 2023, the related statements of operations and cash flows for the year then ended, the statements of changes in net assets and financial highlights for the year then ended and for the period from October 3, 2022 (commencement of operations) to December 31, 2022, and the related notes (collectively referred to as the “financial statements”), incorporated by reference in this Post-effective Amendment No. 2 to the Registration Statement (Form N-2) (the “Registration Statement”), and have issued an unqualified opinion thereon dated February 29, 2024. The accompanying information on page 16 of the Registration Statement under the caption Senior Securities for the year ended December 31, 2023 has been subjected to audit procedures performed in conjunction with our audits of the Fund’s financial statements. Such information is the responsibility of the Fund’s management.

Our audit procedures included determining whether the information included in the Senior Securities reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the instructions to Form N-2. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2021.

New York, NY

April 26, 2024